Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:804/443-8423
Fax: 804/445-1047

April 18, 2008

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA.— Eastern Virginia Bankshares (NASDAQ:EVBS) today reported 2008 first quarter net income and earnings per share and announced a dividend declaration.

The Company reported a 26.8% increase in net income for the first quarter of 2008 to $2.7 million or $0.45 per diluted share compared to $2.1 million, or $0.35 per diluted share for the comparable quarter in 2007. Earnings per share increased 28.6% compared to the same quarter in 2006. The net income increase of $564 thousand included $720 thousand after tax impact from extraordinary items. Pretax, those items included a $1.3 million gain on pension curtailment and a $300 thousand impairment charge on securities. In response to the weakness in the economy we also increased our loan loss provision expense to $400 thousand for the quarter, compared to $153 thousand in the first quarter of 2007. On March 14th we implemented the previously announced transaction to acquire two branches from Millennium Bank. Expenses incurred as part of the conversion of these branches were $113 thousand.

The continued lowering of interest rates by the Federal Open Market Committee had a negative impact on net interest income. For the first quarter of 2008, net interest income increased $91 thousand compared to the same period in 2007 as interest income increased $848 thousand, or 6.1%, while interest expense increased $757 thousand, or 13.0%. Provision expense for the loan loss reserve increased $297 thousand, or 195%. Noninterest income, net of gains and impairment expense, increased $234 thousand, or 17.3%, driven by an increase of $135 thousand, or 16.3%, in service charges on deposit accounts and a $99 thousand, or 19.1%, increase in other operating income, $92 thousand of which came from an increase in debit card fees. Income tax provision increased $221 thousand, primarily from the tax on the extraordinary income and an effective tax rate of 30.0% for the quarter. Net interest margin decreased to 3.84% for the first quarter 2008 compared to 4.15% reported for the first quarter of 2007. Impact from the purchased branches is expected to be accretive to earnings in the second half of the year.

Noninterest expense increased $317 thousand, or 5.0%, primarily as a result of our expansion with the Millennium branches, our relocation of the Mechanicsville Village office to the Windmill, FDIC insurance expense increase and infrastructure improvements. Salary and benefits expense increased $25 thousand. Occupancy expense increased $81 thousand, or 8.0%, from increased depreciation expense for the Windmill branch and acquired branches rental expense. Other operating expense rose $211 thousand, primarily from increases of $67 thousand in telephone expense (mostly infrastructure changes), $56 thousand of FDIC insurance expense and $43 thousand of marketing expense (included Millennium branches promotion) each as compared to the first quarter of 2007. Asset quality remains satisfactory, with net charge-offs as a percent of year-to-date average loans outstanding of 0.05% for first quarter 2008 compared to 0.06% for the same quarter in 2007. Nonperforming assets as a percent of total loans plus OREO was 0.70% at March 31, 2008, compared to 0.36% for the same period in 2007. Nonperforming assets were $5.4 million at the end of March 2008, compared to $2.9 million at year-end 2007 and $2.6 million at March 31, 2007. With the lack of stability in the business market as a whole and especially in real estate and interest rate markets, management agrees with the general economic forecast of a slow down over the next six months to a year and is preparing for the slower loan growth and slower loan repayments that usually accompany a recessionary economic environment.

On a linked quarter basis, net income increased $606 thousand or 29.3%, influenced by the$720 thousand extraordinary income. Net interest income is down $270 thousand, as interest income is down $327 thousand, or 2.2% while total interest expense is down only $57 thousand, or less than 1%. Noninterest income, excluding the extraordinary income, and noninterest expense were relatively flat, with an income decline of $13 thousand and an expense increase of $6 thousand, respectively. Net interest margin is down 14 basis points from 3.98% for the fourth quarter 2007 to 3.84% for the first quarter of 2008. Management is focused on the necessity to adjust quickly to the rapid rate drops, so that our funding costs fall inline with current rates. Historically, this process takes time. Management continues to adjust rates on new and renewing deposits and to evaluate other funding sources to relieve the margin stress. With the balance sheet position being asset sensitive in a 90 day horizon, but liability sensitive in a 12 month horizon, management anticipates margin improvements in the second half of the year.

President and CEO Joe A. Shearin stated, “We are pleased to report earnings for the first quarter of 2008. Loan demand remains steady, but declining rates are squeezing our interest margin. In today’s financial environment, the most challenging tasks bankers face is the management of interest spread and control of asset quality. Many loans are tied to Wall Street Prime, and those credits immediately re-price downward while deposit re-pricing lags. Balance sheet management and expense control are key factors attributable to the Company’s continued success. With the Federal Reserve Chairman warning of the likelihood of a recession and most economists indicating that we are already in a recession, EVB has proactively allocated additional reserves to protect the loan portfolio against a deeper downturn in the economy. EVB continues to enjoy the financial benefits of its premier Reward Checking product, which attracts and retains lower cost core deposits that can be used to support loan demand.

Consistent with the Company’s strategic plan, during the first quarter we acquired two offices of Millennium Bank on West Broad Street in Henrico County and in Colonial Heights. These offices are in two fast-growing localities and have added $92 million in deposits and $48 million in loans to the balance sheet. The relocation of the Village office to the recently renovated Windmill branch in Mechanicsville has increased our visibility tremendously and is attracting new business at a rapid pace.

I am pleased to announce that the Board of Directors declared a dividend of $0.16 per share payable on May 15, 2008 to stockholders of record as of May 1, 2008.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 11.66% and 1.15%, respectively, for the quarter ended March 31, 2008, compared to 9.66% and 1.00%, respectively for the quarter ended March 31, 2007.

Total assets increased by $91.8 million, compared to one year ago, reaching a record level of $1.02 billion at March 31, 2008. This growth was a combination of internal growth and the addition of over $48 million in loans from the Millennium acquisition. Average loans of $719.9 million for the first quarter of 2008 were up 9.9% compared to $655.3 million for the first quarter of 2007. Average deposits of $685.9 million for the quarter ended March 31, 2008 reflect an increase of 4.9% compared to $653.9 million in the same quarter of 2007. The increases in loans and deposits from our branch purchases in mid March 2008 should increase these averages considerably over the remainder of the year.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	changes in the interest rates affecting our deposits and our loans;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended March 31,
	2008	2007
Income Statements
Interest income	$14,763	$13,915
Interest expense	6,558	5,801

Net interest income	8,205	8,114
Provision for loan losses	450	153

Net interest income after provision	7,755	7,961
Service charges on deposits	965	830
Other noninterest income	618	519
Gain on securities available for sales	42	—
Impairment—securities	(300)	—
Actual gain—pension curtailment	1,328	—
Gain (loss) on sale of OREO, fixed assets and LLC	4	—

Noninterest income	2,657	1,349
Salaries and benefits	3,689	3,664
Occupancy and equipment	1,091	1,010
Other noninterest expense	1,815	1,604
Noninterest expense	6,595	6,278
Income tax expense	1,145	924

Net income	$2,672	$2,108
Earnings per share: basic	$0.45	$0.35
diluted	$0.45	$0.35

Selected Ratios
Return on average assets	1.15%	1.00%
Return on average equity	11.66%	9.66%
Net interest margin	3.84%	4.15%

Balance Sheets at Period End
Loans, net of unearned interest	$766,188	$660,732
Total assets	1,017,431	860,812
Deposits	763,404	659,935
Other borrowings	154,507	100,810
Shareholders’ equity	89,829	90,109
Book value per share	15.31	14.78

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$719,919	$655,335
Total assets	931,359	857,312
Deposits	685,877	653,913
Other borrowings	145,750	104,421
Shareholders’ equity	92,176	88,474

Asset Quality at Period End
Allowance for loan losses	$8,743	$7,113
Nonperforming assets	5,345	2,391
Net charge-offs	84	91
Net charge-offs to average loans	0.05%	0.06%
Loan loss reserve % of total loans	1.14%	1.08%
Nonperforming assets % of total loans & OREO	0.70%	0.36%

Other Information
Number of shares outstanding—period end	5,867,985	6,089,020
Average shares outstanding—basic	5,909,425	6,085,857
Average shares outstanding—diluted	5,911,422	6,094,953